[EXHIBIT 10.1]


                          EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (this "Agreement"), effective as of January 1, 2003, and between Robert G. Baker (the "Executive") and BBJ
Environmental Technologies, Inc., a Nevada corporation (the
"Company").

     WHEREAS, the Executive currently is an employee of the Company;
and

     WHEREAS, the Company wishes to modify and continue the Executive's employment upon the terms and conditions hereinafter set forth, and the Executive is willing and able to accept such employment on such terms and conditions.

     NOW, THERFORE in consideration of the mutual promises set forth below, the Company and the Executive agree as follows:

     1. Term of Employment. Subject to earlier termination pursuant to Section 4 hereof, the Executive's employment hereunder commenced effective January 1, 2003 (the "Effective Date"), and shall continue until June 30, 2005 (the "Term"). The Term of this Agreement may be extended upon mutual written agreement of the parties.

     2. Employment Duties. During the Term, the Company shall employ the Executive, and the Executive agrees to serve and accept employment as the Company's Executive Chairman. Unless otherwise determined by the Company's Board of Directors (the "Board"), the Executive will sign Company SEC filings, together with the Chief Financial Officer of the Company. In addition, he shall perform such duties as may be assigned to him by the Board, in the reasonable exercise of its discretion. The Executive shall report to the Board, and not to any officer of the Board. The Vice President, Operations, shall report to the Executive. The Executive shall devote substantially all of his business time, energy and experience to the performance of his duties hereunder, and shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not he receives any compensation from such activities, without the prior written consent of the Board; provided, however, that the Executive may (i) manage his own passive investments, and (ii) serve on civic, charitable or non-profit boards or committees, including any board of directors of such organization on which he serves as of the date of this Agreement, so long as any of such activities do not interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

3.   Compensation and Benefits.

     (a) Base Salary. For each year of the Term, the Company will pay the Executive a base salary of $120,000 per year ("Base
Salary"), payable in accordance with the Company's normal payroll practices.

     (b) Annual Bonus. The Executive shall be eligible to receive a cash bonus (the "Bonus") with respect to each year of the Term. The Bonus shall be determined by reference to the Company's performance against its business plan for such year, using whatever criteria the Board, in its sole discretion, determines to be appropriate, including but not limited to



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the Company's profitability during such year or any portion thereof.
The amount and timing of payment of any Bonus deemed earned shall he within the sole discretion of the Board.

     (c) Stock Options. Pursuant to the terms of this Section and the BBJ Environmental Technologies, Inc. 2000 Employee Benefit and Consulting Services Compensation Plan, as amended (the "Plan"), which is incorporated into this Agreement by reference, as of January 27, 2003 (the "Date of Grant"), the Executive shall be granted options (the "Options") to purchase 500,000 shares of the Company's common stock (the "Stock"), with an exercise price equal to the Fair Market Value (as defined in the Plan) of such Stock on the Date of Grant, and with the following vesting schedule: (i) one-half of the Options (for 250,000 shares) shall vest and become exercisable ratably on the first day of each month during the twenty-four months beginning on the Date of Grant; (ii) one-quarter of the Options (for 125,000 shares) shall vest and become exercisable as of December 31, 2003, so long as the Executive is employed by the Company on such date and the Company meets certain criteria for the Company's level of sales for calendar year 2003, as set by the Board and reflected in the Company's business plan for 2003 (which shall be finalized on or before the last day of the first quarter of 2003); and (iii) one-quarter of the Options (for 125,000 shares) shall vest and become exercisable as of December 31, 2004, so long as the Executive is employed by the Company on such date and the Company meets certain criteria with respect to the Company's level of sales for the calendar year 2004, and its profitability for such year, as set by the Board and reflected in the Company's business plan for 2004, which shall be finalized on or before the last day of the first quarter of 2004. The specific terms and conditions of the Options are set forth in the form of a Grant of Option, a copy of which is attached to this Agreement as Schedule A and incorporated herein by reference (the "Grant of Option").

     (d) Benefits. During the Term, the Executive shall be entitled to participate in all employee benefit plans maintained by the Company, in accordance with the terms of such plans. The Executive may take four weeks of paid vacation during each twelve months of service under this Agreement. Unused vacation may not be accrued from year to year. At termination, the Executive will not be entitled to compensation for unused vacation days.

     (e) Expenses. The Company shall pay or reimburse the Executive for ordinary, necessary and reasonable business expenses incurred by him in the performance of his duties hereunder in accordance with the Company's usual policies for expenses as established by the Board.

     (f) Life Insurance. During the Term, the Company shall maintain in full force and effect the following life insurance policies on the life of the Executive: (i) Policy # V1103414, Variable Universal life, Prudential Insurance Company, in the face amount of $200,000, and (ii) Policy # 7132450, Lincoln Life Insurance Company, in the face amount of $300,000 ("the Life Insurance Policies"). The Company shall pay the premiums for the Life Insurance Policies during the Term, and as part of its obligation to maintain this insurance, shall not take any action to decrease the face amounts of insurance provided by the Life Insurance Policies. The Executive has provided the Company with written information as to the premiums that are in effect with respect to the Life Insurance Policies as of the Effective Date of this Agreement. The Company will provide the Executive each year, at the time premiums are due and payable, with timely evidence that premiums have been paid when due. Any continuation of



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insurance under the Life Insurance Policies after termination of employment shall be at the Executive's own expense. Upon termination of employment, the Executive shall have the right to purchase the Life Insurance Policies from the Company for their cash surrender value.

     4.     Termination.

     (a)    For Any Reason Other Than Death, Disability or Cause.
The Company and the Executive shall have the right to terminate the Executive's employment at any time upon thirty (30) days' prior written notice to the other, and upon such termination if initiated by the Executive, the Executive shall have the right to receive any (i) earned but unpaid Base Salary, and (ii) any expenses incurred but unreimbursed at the date of termination, which shall be paid in cash within thirty (30) days of such termination date (the "Termination Benefits"). Upon the making of this payment, the Company shall have no further obligation to the Executive except as provided in this
Section 4(a) and theGrant of Option. If the Executive is terminated without Cause, he shall be entitled to receive (i) his Base Salary through June 30, 2005, paid at regular payroll intervals, less all payroll taxes required to be withheld by law ("Salary Continuation Benefits"), and (ii) in the event that the Executive elects continuation of Company group insurance benefits under COBRA, a monthly payment shall be made to the Executive equivalent to the difference between the amounts he paid for equivalent insurance coverage while employed by the Company and the amount of the monthly charge for continued insurance benefits under COBRA ("COBRA Differential Benefits"), less all taxes required to be withheld by law, as long as the Executive remains eligible for insurance continuation benefits under COBRA, or until June 30, 2005, whichever occurs first; provided, however, that in the event of the Executive's death, the Company's obligation to make these payments of Salary Continuation Benefits and COBRA Differential Benefits shall terminate as of the date of death.

     (b) On Death and Disability. The Executive's employment hereunder shall terminate upon his death or upon a finding that he has become Disabled. For purposes hereof, the Executive shall be Disabled if he is physically or mentally incapacitated so as to render him incapable of performing his usual and customary duties hereunder for a period of ninety (90) consecutive days or for ninety (90) days during any six (6) month period. The Executive's receipt of Social Security disability benefits shall be deemed conclusive evidence that he is Disabled for purposes of this Agreement; provided, however, that, in the absence of payment of such Social Security benefits, the Executive's Disability shall be evidenced by the written determination of a physician, licensed in the State of Florida, mutually selected by the Executive and the Board. Upon termination for Disability or death, the Executive (or his legal representative, as applicable) shall be entitled to the Termination Benefits.

     (c) For Cause. The Company may terminate this Agreement for Cause by giving the Executive written notice of termination. Advance notice of termination is not required, when termination is for Cause. For purposes of this Agreement, "Cause" includes, but is not limited to, the following: (i) commission of fraud, embezzlement, or an act or omission by the Executive which would be either a felony under applicable law, or a misdemeanor involving moral turpitude under applicable law, regardless of the eventual disposition of the case, as long as there is sufficient evidence of misconduct by the Executive, admissible in a court of law, to prove, by a preponderance of the evidence, as determined by the Board, that the Executive committed such acts; (ii) a serious act of misconduct in connection with Company work by the



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Executive, including, but not limited to, falsification of
Company documents, dishonesty in connection with Company business, misrepresentations to the Board, or a breach of the Executive's duty of loyalty to the Company; (iii) the Executive's failure or refusal to render services to the Company pursuant to this Agreement, where such services are reasonably directed by the Board, which is not cured within a period of fifteen (15) days after written notice by the Company to the Executive of the alleged failure or refusal to render services; and (iv) a material breach of this Agreement by the Executive, which is not cured within a period of fifteen (15) days after written notice by the Company to the Executive of the alleged breach. In the event this Agreement is terminated by the Company for Cause, the Executive shall have the right, within ten (10) days following notice of termination, to submit a letter to the Board explaining his position regarding the termination decision, and in the event such a letter is received by the Board, the Board shall promptly meet and reconsider its decision, taking into account any arguments or facts set forth in the Executive's letter. The Executive would have the right to attend this meeting.

     5.      Protective Covenants.

     (a) Reasons for Protective Covenants. The Company is engaged in the business of manufacturing and distributing products and services that inhibit the uncontrolled growth of microorganisms, mold or mildew in the indoor environment, removing such growths when they become excessive, and otherwise enhancing the quality of the indoor environment (the "Company Business"). Over the course of time the Company has developed goodwill, substantial Customer and Prospective Customer relationships and Protected Information, as such terms are defined below, all of which are legitimate business interests worthy of protection. The Executive acknowledges that the Company's legitimate business interests justify the following restrictive covenants, and that each of the following restraints and covenants are reasonably necessary to protect the Company's legitimate business interests. These protective covenants are specifically designed to permit the Executive to engage in work appropriate for an individual with the Executive's experience and qualifications outside the Company Business, while restricting his ability to engage in certain specific business activities that would or might cause competitive injury to the Company's goodwill and business relationships, or compromise trade secrets or confidential proprietary information, or otherwise damage the business of the Company. The Executive acknowledges that the protective covenants will not prevent him from obtaining employment. The Executive further agrees that the protective covenants are neither overbroad, nor overlong, nor otherwise inappropriate. The Executive acknowledges having received an opportunity to review these covenants with counsel, that these covenants were the result of negotiation between the parties, and that he desires to be bound by the covenants in order to obtain the compensation provided by this Agreement.

     (b) Covenants Relating to Protected Information. During his employment relationship with the Company, the Executive will have access to Protected Information. The Executive covenants and agrees to keep all Protected Information confidential for the benefit of the Company, and as part of that obligation, shall not at any time, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or use any Protected Information, other than in furtherance of his duties. These covenants and promises shall not apply to any conduct for which the Company has given prior written consent, or if the conduct is a disclosure directly pursuant to a valid and existing order of a court or other governmental body or agency within the




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United States; provided, however, that (1) the Executive shall first have given prompt notice to the Company of any such possible or prospective order; (2) the Company shall have been afforded a reasonable opportunity to prevent or limit any such disclosure; and
(3) the Executive shall use his best efforts to obtain reasonable assurances that confidential treatment will be accorded to any Protected Information so disclosed. Both parties further agree that the employment relationship between the Executive and the Company is a confidential and fiduciary relationship, and that as a consequence of the existence of this relationship, the Executive has a duty neither to use nor disclose Protected Information independent of any of the protective covenants set forth in this Agreement.

     (c) Covenant not to Compete. The Executive agrees that for a two (2) year period of time following termination of his employment relationship with the Company, he will not engage, either directly or indirectly, in the Company Business, or in any similar business, within the United States. "Engaging" in the Company Business includes, but is not limited to, being employed by, contracting with, working for, providing services to or for, lending assistance to or for, or consulting with or for the benefit of, any legal or natural person that produces, sells, markets, represents or services any products in the Company Business. It is the parties' intent that this provision be construed as broadly as possible during the time period and within the geographic scope of the covenant. Both parties agree that the two-year period provided in this covenant shall be extended by any length of time during which the Executive is in breach of the covenant.

     (d) Covenants Relating to Customers and Prospective Customers. The Executive agrees that for a two (2) year period of time following termination of his employment relationship with the Company, he shall not do the following: (i) solicit (directly or indirectly) any Customer or Prospective Customer of the Company to do business with a legal or natural person other than the Company, or
(ii) solicit (directly or indirectly) any Customer of the Company to cease doing business with the Company; provided, however, that nothing in these covenants is intended to prohibit the Executive from soliciting business from any Company Customer or Prospective Customer where such business would not involve competition with the Company.
It is otherwise the parties' intent that this covenant be construed as broadly as possible to protect and preserve the Company's Customer and Prospective Customer relationships within the temporal scope of the covenant. The parties agree that the two-year period provided in this covenant shall be extended by any length of time during which the Executive is in breach of the covenant.

     (e)     Post-Termination Consulting Work by the Executive.
Both parties acknowledge that the Executive intends to provide Consulting Services to individuals or entities that may be Customers or Prospective Customers during the two (2) years following termination of his employment with the Company, where such work would not be to the detriment of the Company's business, as determined by the Board in its sole discretion. "Consulting Services" shall consist of the following business activities by the Executive: (i) training of remediators and indoor environmental quality investigators in proper work practices; (ii) performing investigations of buildings with identified or suspected indoor environmental concerns and preparing recommendations as to the proper methods for correcting those problems; and (iii) providing expert witness services for indoor environmental litigation. Consulting Services shall not be regarded as a violation of the covenants set forth in this Agreement, where they would not



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be to the detriment of the Company's business; however,
the Executive agrees that in rendering Consulting Services during the two (2) years following termination of his employment, or otherwise engaging in post-termination consulting work during this two-year period, he shall not disparage the Company in any manner harmful to the Company, its business, its products, or its business reputation, or solicit customers to reduce their business with the Company or cease doing business with the Company, or otherwise do any act or make any statement to the detriment of the Company's business.

     (f) Covenant not to Solicit Employees. The Executive agrees that for a two (2) year period of time following termination of his employment relationship with the Company, he will not solicit or attempt to persuade Company employees to terminate their employment with the Company and accept other employment with a similar business within the United States. This covenant specifically prohibits solicitation of employees, in the event of termination of the Executive's employment, to work with or for the Executive in a business competing with the Company in the United States during the two-year period of the covenant. The Executive acknowledges that this covenant is appropriate in view of the specialized training provided by the Company to its employees, and the fact that the covenant is limited to solicitation of employees to terminate their employment and work for competitors or similar businesses. Both parties agree that the two-year period provided in this Section shall be extended by any length of time during which the Executive is in breach of the covenant.

     (g) Covenant of Duty of Loyalty. The Executive agrees that during the time that the Executive is working for the Company, the Executive will owe the Company a duty of loyalty, and that as part of this duty of loyalty, the Executive shall not engage in any form of business activity representing competition with the Company, or plan any post-employment competitive business activity. Similarly, the Executive, while employed by the Company, shall not appropriate for the Executive's own use any business opportunity for the Company, or plan such appropriation, or otherwise engage in conduct amounting to a conflict of interest.

     (h) Related Provisions. The Executive agrees that the rights of the Company provided by this Section 5 of this Agreement are special, unique and of extraordinary character and that the Company will be without an adequate remedy at law if the Executive violates any of those covenants. Accordingly, the Executive agrees that the Company shall be entitled to injunctive relief to enforce such covenants. It is also agreed that each of the covenants set forth in
Section 5 of this Agreement is an agreement independent of any other provisions in this Agreement. If any such covenant is held invalid, void or unenforceable by a court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render any other provision of this Agreement unenforceable. It is the parties' intent that any covenant held overbroad by any court be enforced to the maximum extent deemed reasonable by that court. The existence of any claim or cause of action of the Executive against the Company, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

     (i)     Definitions.  For purposes of this Section:

             (1)     Customer and Prospective Customer.  The term
"Customer" shall mean any legal or natural person who purchased goods or services from the Company, or who



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was a referral source for such a purchase, during the two years preceding the date of the Executive's termination, and the term "Prospective Customer" shall mean any legal or natural person from whom the Company solicited business, either directly or as a referral source, during the two years preceding the date of the Executive's termination.

              (2) Company. The term "Company" shall mean, individually and collectively, the Company (as defined in the first paragraph of this Agreement) and each of the Company's Affiliates.

              (3) Affiliate. The term "Affiliate" shall mean any corporation or other entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company (as defined in the first paragraph of this Agreement).

              (4) Protected Information. The term "Protected Information" shall mean any and all information and materials, in whatever form, whether or not reduced to writing and whether or not registerable, recordable or otherwise protected under applicable patent, copyright, trade secret, trademark or other form of intellectual property law, that the Executive has received, received access to, conceived or developed, in whole or in part, directly or indirectly, in connection with rendition of services to the Company, or through the use of any of the Company's facilities or resources, and regardless of how such information was communicated, disclosed, created or discovered, including both trade secrets and "know-how." Protected Information includes, but is not limited to, the following:
(i) Company marketing plans, techniques and arrangements, sales plans, techniques and arrangements, customer lists, parts lists, budgets, projections, cost analyses and data, sales data, value data, prospect lists (including, without limitation, prospects and non-prospects, and ratings of potential), pricing and mark-up information, customer service plans and techniques, vendor data and lists, other mailing lists having business value, purchasing information, pricing policies, quoting procedures, and other materials or information relating to the Company's business and activities and the manner in which the Company does business; (ii) application, operating system, database, communication and other computer software, developed for use on any operating system, all modifications, enhancements and versions and all options available with respect thereto, all future products developed or derived therefrom, and all source and object codes, algorithms, and any related documentation or manuals; (iii) financial information of the Company, including, without limitation, information relating to profits and losses; (iv) any information or materials received by the Company from third parties in confidence or subject to non-disclosure or similar covenants; and (v) any notes, tapes, reference items, sketches, drawings, memoranda, analyses, compilations, studies, summaries and other material relating to other Protected Information, however documented. Notwithstanding the foregoing, Protected Information shall not include information that becomes publicly available, or is made available to the Executive by unaffiliated third parties, without breach of (1) this Agreement, (2) any other agreement or instrument to which the Company is a party or a beneficiary or to which such third party is a party or by which it is bound, or (3) any duty owed to the Company by the Executive or any third party, whether by contractual, legal, fiduciary or other obligation.

     6. Indemnification. If the Executive becomes a party to any pending or completed action, suit or proceeding by reason of his acting as an officer, director, employee, agent or fiduciary of the Company or is or was serving at the request of the Company as an officer,



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director, employee, agent or fiduciary of another corporation or entity, he shall be indemnified by the Company to the maximum extent permitted by Florida law and not inconsistent with the provisions of the certificate of incorporation and by-laws of the Company.

     7.      Notices.   All notices or other communications hereunder
shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

             (a)     For notices and communications to the Company:

                          BBJ Environmental Technologies
                          6802 Citicorp Drive #500
                          Tampa, Florida 33619
                          Attn: CFO

                          with a copy to:

                          Richard A. Denmon, Esq.
                          Carlton Fields
                          P.O. Box 3239
                          Tampa, FL  33601

              (b) For notices and communications to the Executive, to the address or facsimile set forth below his signature hereto. Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

     8.      General.

             (a) Governing Law; Submission to Jurisdiction. This Agreement shall be governed by the laws of the State of Florida, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction. Both parties agree that all disputes, claims, actions or lawsuits between them, arising out of or relating to this Agreement, or for alleged breach of this Agreement, shall be heard and determined by a state court sitting in Hillsborough County, Florida, or by the United States District Court for the Middle District of Florida, or by any appellate courts which review decisions of those courts ("the Florida Courts"). The parties expressly submit to the jurisdiction of the Florida Courts for adjudication of all such disputes, claims, actions and lawsuits arising out of or relating to this Agreement, or for alleged breach of this Agreement, and agree not to bring any such action or proceeding in any other court. Both parties waive any defense of inconvenient forum as to the maintenance of any action or proceeding brought pursuant to this section of the Agreement in the Florida Courts, and waive any bond, surety, or other security that might be required of the other party with respect to any aspect of such action, to the extent permitted by law. Provided, however, that either party may bring a proceeding in a different court, jurisdiction or forum to



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obtain collection of any judgment, or to obtain enforcement of any injunction or order, entered against the other party by the Florida
Courts.

             (b) Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

             (c) Non-Disparagement. The Executive agrees that, during the Term and thereafter (including following the Executive's termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its affiliates or their respective officers, directors, employees, advisors, businesses or reputations.

             (d) Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to its assets or business. Accordingly, the Executive agrees that the restrictive covenants set forth in Section 5 of this Agreement may be assigned to successor employers or purchasers of the assets of the Company.

              (e) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

              (f) Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto.

              (g) Deductions and Withholding. The Executive acknowledges and agrees that the Company shall be entitled to withhold from the compensation payable hereunder, including the Base Salary and Annual Bonus, if any, all federal, state, local or other taxes which the Company determines are required to be withheld on amounts payable to the Executive pursuant to this Agreement or otherwise.

              (h) Severability. The invalidity of one or more of the words, phrases, sentences, clauses or sections contained herein shall nor affect the enforceability of the remaining portions of this Agreement, or any part thereof, all of which are inserted conditionally



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on their being valid in law, and, in the event any one of the words, phrases, sentences, clauses or sections in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word(s), phrase(s), sentence(s), clause(s) or section(s) had not been inserted.

              (i) Section Headings. The section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

              (j) Waiver of Jury Trial. THE PARTIES WAIVE ANY RIGHT TO JURY TRIAL IN CONNECTION WITH ANY LAWSUIT BROUGHT BY EITHER PARTY UNDER OR PURSUANT TO THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                   BBJ Environmental Technologies, Inc.


                                   By:  /s/ Jerry V. Schinella
                                      ---------------------------------

                                   Name: Jerry V. Schinella
                                   Title: CFO


                                   EXECUTIVE:


                                   /s/ Robert G. Baker
                                   ------------------------------------
                                   Robert G. Baker
                                   Address and Facsimile:
                                   408 14th Street SW
                                   Ruskin, Florida 33570
                                   Fax 813-645-1625




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                                                            SCHEDULE A


                          GRANT OF OPTION
                          PURSUANT TO THE
               BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
 2000 EMPLOYEE BENEFIT  AND CONSULTING SERVICES COMPENSATION PLAN,
                            AS AMENDED

     THIS GRANT OF OPTION (this "Agreement"), made on the _____ day of ____________, 200__, by and between BBJ Environmental Technologies, Inc., a Nevada corporation (the "Company"), and ____________ (the
"Optionee").

     1. Grant of Option. Subject to terms and conditions of this Agreement and those set forth in the BBJ Environmental Technologies, Inc. 2000 Employee Benefit and Consulting Services Compensation Plan, as amended (the "Plan"), the Company, with the approval and at the direction of its Board of Directors, hereby grants to Optionee an option (the "Option") to purchase _______________________ (________)
shares of common stock, $0.001 par value per share (the "Common
Stock" or "Shares"), of the Company at the Exercise Price set forth in this Agreement. The Shares that may be purchased upon the exercise of the Option are sometimes referred to in this Agreement as the "Option Shares". Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Plan.

     2.      Exercise Price.  The Exercise Price of the Option is
$_____ per Option Share.

     3.      Terms of the Option.

             (a) Type of Option. The Option is intended to be a nonstatutory option and is NOT an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

             (b) Exercise Period. Subject to Section 3(c) of this Agreement, during the period commencing on the date of this Agreement ("Date of Grant") and terminating five (5) years after the Date of Grant (the "Exercise Period"), the Option may be exercised with respect to all or a portion of the Option Shares (in full Shares) to the extent that the Option has not previously been exercised in accordance with the vesting schedule ("Vesting Schedule"), which is attached hereto as Exhibit A and incorporated herein by reference.

             (c) Termination of Service. Notwithstanding the provisions of Section 3(b) of this Agreement:

                     (i) Termination By Reason Of Death. If the Optionee's Employment Agreement with the Company, dated effective January 1, 2003 (the "Employment Agreement") terminates due to the death of the Optionee, then for a period of one year from the date of such death or until the end of the Exercise Period, whichever is shorter, the Option may be exercised to the extent that the Optionee was entitled to the exercise same under the Vesting Schedule at the time of death.

                     (ii) Termination By Reason Of Disability. If the Employment Agreement terminates by reason of Optionee's Disability, as defined in the Employment Agreement, then the Option, then for a period of one year from the date of such termination of employment or until the end of the Exercise Period, whichever is shorter, the Option may be exercised to the extent that the Optionee was entitled to exercise same under the Vesting Schedule at the time of such termination; provided, however, that if the Optionee should die during such one year period, the unexercised portion of the Option shall thereafter be exercisable, but only to the extend that Optionee was entitled to exercise same under the Vesting Schedule at the time of termination referenced to in this Section 3(c)(ii), for a period of one year from the date of such death or until the end of the Exercise Period, whichever is shorter.

                    (iii) Termination For Cause. If the Employment Agreement is terminated by the Company for Cause, as defined in the Employment Agreement, the unexercised portion of the Option shall terminate immediately and shall be null and void as of the time of such termination. As of the time of such termination, the unexercised portion of the Option will no longer be exercisable and no Shares pursuant to the unexercised portion of the Option may be purchased by the Optionee.

                     (iv) Termination Without Cause. If the Employment Agreement is terminated by the Company for other than Cause or Disability, then any portion of the Option that has not vested as of the date of such termination shall become vested as of the date of such termination and the unexercised portion of the Option shall be exercisable until the end of the Exercise Period.

                      (v) Other Termination Of Employment Agreement. If the Employment Agreement terminates for any reason other than a termination described in clauses Section 3(c)(i) through (iv) of this Agreement, then the unexercised portion of the Option shall terminate immediately and shall be null and void as of the time of such termination. As of the time of such termination, the unexercised portion of the Option will no longer be exercisable and no Shares pursuant to the unexercised portion of the Option may be purchased by the Optionee.

     4.      Method of Exercise.

             (a) Notice of Exercise. In order to exercise any portion of this Option, the Optionee shall notify the Company in writing of the election to exercise the Option and the number of Option Shares in respect of which the Option is being exercised. Such notice shall be delivered to the Secretary of the Corporation and shall be accompanied with the Exercise Price payable in the manner set forth in
Section 4(b) below. The date specified in Optionee's notice as the date of exercise of the Option shall be deemed to be the date of exercise ("Date of Exercise"); provided, that, such date is at least five (5) days after the giving of such notice and that payment in full for the Option Shares to be purchased upon such exercise shall have been received by such date. Otherwise, the Date of Exercise shall be the date on which all conditions for issuance of Option Shares have been satisfied and such Option Shares have been issued by the Company.
The certificate or certificates for Shares as to which the Option has been exercised shall be registered in the name of the Optionee. The notice must refer to this Agreement and it must specify the number of shares being purchased, and recite the consideration being paid therefor. Notice shall be deemed given on the date on which the notice is delivered to the Company by facsimile transmission, certified mail or hand-delivery bearing an authorized signature of Optionee.

             (b) Payment of Exercise Price. The Exercise Price for the Option Shares to be purchased upon exercise of an Option, in whole or in part, shall be paid to the Company in full on or before the Date of Exercise. The Exercise Price shall be paid by Optionee in immediately available funds by wire transfer, cash or by check deemed acceptable to the Committee.

             (c) Failure to Pay or Accept Delivery. If the Optionee fails to pay for any of the Option Shares specified in its notice to exercise or fails to accept delivery thereof, the Optionee's right to purchase such Option Shares shall terminate and have no force and effect, in which event the Company and Optionee shall have no liability to each other with respect to this Option.

     5. Restrictions on Exercise. This Option may not be exercised if the issuance of the Option Shares upon such exercise or the method of payment of consideration for such Option Shares would constitute a violation of any applicable federal or state securities law or any other law or regulation. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation or warranty to the Company at the time of exercise of the Option as in the opinion of legal counsel for the Company may be required by any applicable law or regulation. Accordingly, the stock certificates for the Option Shares issued upon exercise of this Option may bear appropriate legends restricting transfer.

     6. Sale of Common Stock Upon Exercise of Option; Legend. The Common Stock to be acquired pursuant to the exercise of this Option has been registered for resale pursuant to a Registration Statement on Form S-8 (Registration Statement No. 333-90700), which has been declared effective by the Securities and Exchange Commission. Notwithstanding the foregoing, for so long as the Optionee shall be an "affiliate" of the Company as defined under Rule 144 promulgated under the 1933 Act: (a) the Common Stock shall be subject to the restrictions on transfer set forth in Rule 144 applicable to an "affiliate" as defined under Rule 144, and (b) the Common Stock may not be sold, exchanged, assigned, transferred or permitted to be transferred, whether voluntarily, involuntarily or by operation of law, delivered, encumbered, discounted, hypothecated or otherwise disposed of until an Opinion of Counsel, satisfactory to the Company, has been received by the Company, which opinion establishes that the transfer or resale of the Common Stock may be made by the Optionee in compliance with Rule 144. The stock certificates evidencing the Common Stock acquired by the Optionee upon exercise of the Option shall bear the following legend:

                   "The Common Stock represented by this
                   certificate is subject to  the
                   restrictions on transfer set forth in
                   Rule 144 promulgated under the
                   Securities Act of 1933, as amended,
                   applicable to an "affiliate" as
                   defined under Rule 144, and may not be
                   sold, exchanged, assigned, transferred
                   or permitted to be transferred,
                   whether voluntarily, involuntarily or
                   by operation of law, delivered,
                   encumbered, discounted, hypothecated
                   or otherwise disposed of until an
                   Opinion of Counsel, satisfactory to
                   the Company, has been received by the
                   Company, which opinion establishes
                   that the transfer or resale of the
                   Common Stock may be made in compliance
                   with Rule 144."

     7. Non-Transferability of Option. Except as otherwise provided by the Plan, this Option may be exercised during the lifetime of the Optionee only by the Optionee and may not be transferred in any manner other than by will or by the laws of descent and distribution. Any purported transfer in violation of this Section 7 shall be void ab initio and shall be of no force or effect. The terms of this Option shall be binding upon the executors, administrators, heirs, and successors of the Optionee.

     8. Adjustments Upon Changes in Capitalization or Merger. In the event of changes in the capitalization or organization of the Company (including, without limitation, a stock split or a stock dividend) or, if the Company is a party to a merger or other corporate reorganization, the number of Shares covered by this Option shall be adjusted in accordance with the provisions of Section 15 of the Plan.

     9. Term of Option. Unless modified, extended, or renewed in accordance with Section 16 of the Plan, this Option may not be exercised after the expiration of the Exercise Period and may be exercised during such term only in accordance with the Plan and the terms of this Option.

     10.     Amendment of Option.  The Board of Directors or the
Committee may amend the Option and Plan at anytime, subject only to the limitations set forth in Section 16 of the Plan and by applicable law.

     11. Not Employment or Consulting Contract. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ or service of the Company (or continue as a consultant of the Company). This is not an employment or consulting contract.

     12. Income Tax Withholding. The Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld by Federal, state or local laws as a result of the exercise of this Option. Furthermore, in the event of any determination that the Company has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the exercise of this Option, the Optionee agrees to pay the Company the amount of any such deficiency in cash within five (5) days after receiving a written demand from the Company to do so, whether or not Optionee is an employee of the Company at that time.

     13. Notice. Any notice furnished pursuant to this Agreement shall be delivered in accordance with Section [7] of the Employment Agreement.

     14. Incorporation by Reference. The Option is granted, and the Option Shares will be issued, pursuant to the Plan, the terms and conditions of which are incorporated herein by reference, and the Options and this Agreement shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

     15. Governing Law. This Agreement shall be interpreted, construed and governed according to the law of the State of Florida without regard to conflicts of laws principles that would result in the application of the laws of any other jurisdiction.

     16. Submission to Jurisdiction. Both parties agree that all disputes, claims, actions or lawsuits between them, arising out of or relating to this Agreement, or for alleged breach of this Agreement, shall be heard and determined by a state court sitting in Hillsborough County, Florida, or by the United States District Court for the Middle District of Florida, or by any appellate courts which review decisions of those courts ("the Florida Courts"). The parties expressly submit to the jurisdiction of the Florida Courts for adjudication of all such disputes, claims, actions and lawsuits arising out of or relating to this Agreement, or for alleged breach of this Agreement, and agree not to bring any such action or proceeding in any other court. Both parties waive any defense of inconvenient forum as to the maintenance of any action or proceeding brought pursuant to this section of the Agreement in the Florida Courts, and waive any bond, surety, or other security that might be required of the other party with respect to any aspect of such action, to the extent permitted by law. Provided, however, that either party may bring a proceeding in a different court, jurisdiction or forum to obtain collection of any judgment, or to obtain enforcement of any injunction or order, entered against the other party by the Florida Courts.


  [Rest of Page Intentionally Left Blank; Signatures on Following Page]

                               BBJ ENVIRONMENTAL TECHNOLOGIES, INC.
                               a Nevada corporation



                               By:_________________________________

                               Name:_______________________________

                               Title:______________________________


     The Optionee acknowledges receipt of a copy of the Plan and the related prospectus and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors or the Committee upon any questions arising under the Plan.

Dated:__________________       OPTIONEE:___________________________
                                        Printed Name


                                        ___________________________
                                        Signature

                                                         EXHIBIT A
                                                         ---------


Grant of Option pursuant to the BBJ Environmental Technologies, Inc. 2000 Employee Benefit and Consulting Services Compensation Plan, as amended

Optionee:

Options Granted:     ______________Shares

Exercise Price:      $______ per Share

Date of Grant:       __________, 200___

Exercise Period:     ________, 200__ to_________, 200__

Expiration Date:     _______, 200__


Vesting
Schedule:      option on                   (assuming continued employee
               # of shares     date vested  or consultant status, etc.)
               -----------     -----------






Vested Options Exercised to Date:     __________ (including this exercise)

Balance of Vested Options to be
Exercised:                            __________

                                                         EXHIBIT A
                                                         ---------


                            NOTICE OF EXERCISE
             (TO BE SIGNED ONLY UPON EXERCISE OF THE OPTION)
TO:  BBJ Environmental Technologies, Inc.

     The undersigned, the holder of the attached Grant of Option, hereby irrevocably elects to exercise the purchase rights represented by such Grant of Option for, and to purchase thereunder, _______ shares of the Common Stock of BBJ Environmental Technologies, Inc. and herewith makes payment of _______________ therefor. Optionee requests that the certificates for such shares be issued in the name of Optionee and he delivered to Optionee at the address of ______________ _____________________________________________________________, and if
such shares shall not be all of the shares purchasable hereunder, represents that a new Subscription of like tenor for the appropriate balance of the shares, or a portion thereof, purchasable under the Grant of Option pursuant to the BBJ Environmental Technologies, Inc. 2000 Employee Benefit and Consulting Services Compensation Plan, as amended, be delivered to Optionee when and as appropriate.


                                      OPTIONEE:



Dated:________________________        _________________________________